Exhibit 99.1

Contacts:

Media	Investor Relations
Stacey Jones	Sean Meakim
(980) 378-6258	(704) 627-6200
stacey.jones@honeywell.com	sean.meakim@honeywell.com

HONEYWELL ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2023 RESULTS; ISSUES 2024 GUIDANCE

•Fourth Quarter Earnings Per Share of $1.91 and Adjusted Earnings Per Share1 of $2.60, Above Midpoint of Previous Guidance
•Fourth Quarter Sales of $9.4 Billion, Reported Sales Up 3%, Organic1 Sales Up 2%
•Full Year Operating Cash Flow of $5.3 Billion and Free Cash Flow1 of $4.3B, at High End of Previous Guidance
•Deployed $8.3 Billion of Capital to Share Repurchases, Dividends, Capital Expenditures, and M&A in 2023
•Expect 2024 Adjusted Earnings Per Share2,3 of $9.80 - $10.10, Up 7% - 10%
•Vimal Kapur to Become Chairman of the Board; New Independent Lead Director Announced

CHARLOTTE, N.C., February 1, 2024 -- Honeywell (NASDAQ: HON) today announced results for the fourth quarter and 2023 that met or exceeded the company's original full-year guidance. The company also provided its outlook for 2024 and, separately, announced that CEO Vimal Kapur will succeed Darius Adamczyk as Chairman of the Board in June 2024 and William S. Ayer will become independent Lead Director in May 2024.
The company reported fourth-quarter year-over-year sales growth of 3% and organic1 sales growth of 2%, led by another quarter of double-digit organic sales growth in commercial aviation. Operating margin contracted 290 basis points to 16.8% and segment margin1 expanded by 60 basis points to 23.5%, driven by expansion in Performance Materials and Technologies and Aerospace. Earnings per share for the fourth quarter was $1.91, up 26% year over year, and adjusted earnings per share1 was $2.60, up 3% year over year. An adjustment to our estimated future Bendix liability at the end of the year drove the majority of the difference between earnings per share and adjusted earnings per share1. Excluding a 13-cent non-cash pension headwind, adjusted earnings per share1 was up 8%. Operating cash flow was $3.0 billion with operating cash flow margin of 31.3%, and free cash flow1 was $2.6 billion with free cash flow margin1 of 27.4%, led by a reduction in working capital.
For the full year, sales increased 3%, or 4% on an organic1 basis. Operating income grew 10% with operating margin expansion of 120 basis points, while segment profit1 grew 8% with segment margin1 expansion of 100 basis points. Honeywell reported full-year earnings per share of $8.47 and adjusted earnings per share1 of $9.16.
"Honeywell once again demonstrated its resilience by delivering on our commitments and finishing strong in another economically challenging year," said Vimal Kapur, chief executive officer of Honeywell. "Our organic1 growth was led by the eleventh consecutive quarter of double-digit growth in our commercial aerospace business. Honeywell Connected Enterprise offerings across the portfolio also saw growth of over 20% in the quarter. Our continued focus on operational excellence enabled us to achieve this growth while expanding margins above the high end of our guidance range. In the fourth quarter, we also executed on our capital allocation priorities, not only
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Honeywell Q4’23 Results - 2

by deploying $2.6 billion of cash flow to share repurchases, dividends, and high-return capex, but through the announcement of the $5 billion acquisition of Carrier's Global Access Solutions business, which will enhance our building automation capabilities to become a leading provider of security solutions. Full-year capital deployment totaled $8.3 billion in 2023, once again in excess of our cash flow, and we expect our capital deployment to accelerate next year as we close on the security acquisition."
Kapur continued, "As we look toward 2024, our portfolio is well positioned to accelerate both our top line and earnings growth, underpinned by three compelling megatrends — automation, the future of aviation, and energy transition. I am confident that 2024 will be another year of value creation for our shareowners, our customers, and our employees."
Honeywell's backlog remains at a record level, ending the year up 8% at $31.8 billion, providing support for the company's outlook. Long-cycle markets remain robust while the short-cycle recovery will provide a further boost to Honeywell's results.
Honeywell also announced its outlook for 2024. The company expects sales of $38.1 billion to $38.9 billion, representing year-over-year organic1 growth of 4% to 6%; segment margin expansion2 of 30 to 60 basis points; adjusted earnings per share2,3 of $9.80 to $10.10, up 7% to 10%; operating cash flow of $6.7 billion to $7.1 billion, and free cash flow1 of $5.6 billion to $6.0 billion. A summary of the company's 2024 guidance can be found in Table 1.

Fourth-Quarter Performance
Honeywell sales for the fourth quarter were up 3% year over year on a reported basis and 2% on an organic1 basis year over year. The fourth-quarter financial results can be found in Tables 2 and 3.
Aerospace sales for the fourth quarter were up 15% on an organic1 basis year over year, the sixth consecutive quarter of double-digit organic growth, as a result of ongoing strength in both commercial aviation and defense and space. Sales growth was led by commercial original equipment, increasing 25% year over year on increased shipset deliveries. Commercial aftermarket once again grew double digits in the fourth quarter as flight hours continue to improve, including 29% growth in air transport. Defense and space sales were up 5% as robust demand was partially offset by supply chain challenges. Segment margin expanded 20 basis points to 28.0%, driven by commercial excellence and volume leverage, partially offset by cost inflation and mix pressure in our original equipment business.
Honeywell Building Technologies sales for the fourth quarter were down 1% on an organic1 basis year over year. Building products sales declined due to lower volumes of fire and security offerings, offsetting 6% organic growth in building solutions driven by continued strength in both services and projects. Segment margin contracted by 90 basis points to 23.9% due to cost inflation and mix headwinds, partially offset by productivity actions and commercial excellence.
Performance Materials and Technologies sales for the fourth quarter were up 4% on an organic1 basis year over year. Advanced materials led PMT with 6% organic sales growth, driven by double-digit growth in fluorine products and strength in life sciences. HPS grew 4% organically, led by another strong quarter in lifecycle solutions and services and smart energy. UOP sales were up 1% in the quarter as strength in petrochemical catalyst shipments and sustainable technology solutions was partially offset by lower volumes in gas processing. Segment margin expanded 200 basis points to 24.0% as a result of productivity actions, favorable business mix, and commercial excellence net of inflation.
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Honeywell Q4’23 Results - 3

Safety and Productivity Solutions sales for the fourth quarter decreased by 24% on an organic1 basis year over year. Sales declines were due to lower volumes in warehouse and workflow solutions. Softness in the short-cycle productivity solutions and services business also impacted sales, but orders growth of over 30% in the quarter provided signs of improvement. Segment margin contracted 290 basis points to 17.3% driven by lower volume leverage and cost inflation, partially offset by productivity actions and commercial excellence.

Conference Call Details
Honeywell will discuss its fourth-quarter results and full-year 2024 guidance during an investor conference call starting at 8:30 a.m. Eastern Standard Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

TABLE 1: FULL-YEAR 2023 GUIDANCE2

Sales	$38.1B - $38.9B
Organic[1] Growth	4% - 6%
Segment Margin	23.0% - 23.3%
Expansion	Up 30 - 60 bps
Adjusted Earnings Per Share[3]	$9.80 - $10.10
Adjusted Earnings Growth[3]	7% - 10%
Operating Cash Flow	$6.7B - $7.1B
Free Cash Flow[1]	$5.6B - $6.0B

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Honeywell Q4’23 Results - 4

TABLE 2: SUMMARY OF HONEYWELL FINANCIAL RESULTS

	FY 2023	FY 2022	Change
Sales	36,662	35,466	3%
Organic[1] Growth			4%
Operating Income Margin	19.3%	18.1%	120 bps
Segment Margin[1]	22.7%	21.7%	100 bps
Reported Earnings Per Share	$8.47	$7.27	17%
Adjusted Earnings Per Share[1]	$9.16	$8.76	5%
Cash Flow from Operations	5,340	5,274	1%
Operating Cash Flow Margin	14.6%	14.9%	(30) bps
Free Cash Flow[1]	4,301	4,917	(13)%
Free Cash Flow Margin[1]	11.7%	13.9%	(220) bps
	4Q 2023	4Q 2022	Change
Sales	9,440	9,186	3%
Organic[1] Growth			2%
Operating Income Margin	16.8%	19.7%	-290 bps
Segment Margin[1]	23.5%	22.9%	60 bps
Reported Earnings Per Share	$1.91	$1.51	26%
Adjusted Earnings Per Share[1]	$2.60	$2.52	3%
Cash Flow from Operations	2,955	2,366	25%
Operating Cash Flow Margin	31.3%	25.8%	550 bps
Free Cash Flow[1]	2,591	2,125	22%
Free Cash Flow Margin[1]	27.4%	23.1%	430 bps

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Honeywell Q4’23 Results - 5

TABLE 3: SUMMARY OF SEGMENT FINANCIAL RESULTS

AEROSPACE	FY 2023	FY 2022	Change
Sales	13,624	11,827	15%
Organic[1] Growth			15%
Segment Profit	3,741	3,228	16%
Segment Margin	27.5%	27.3%	20 bps
	4Q 2023	4Q 2022
Sales	3,673	3,204	15%
Organic[1] Growth			15%
Segment Profit	1,027	890	15%
Segment Margin	28.0%	27.8%	20 bps
HONEYWELL BUILDING TECHNOLOGIES	FY 2023	FY 2022	Change
Sales	6,031	6,000	1%
Organic[1] Growth			2%
Segment Profit	1,505	1,439	5%
Segment Margin	25.0%	24.0%	100 bps
	4Q 2023	4Q 2022
Sales	1,504	1,514	(1)%
Organic[1] Growth			(1)%
Segment Profit	359	375	(4)%
Segment Margin	23.9%	24.8%	-90 bps
PERFORMANCE MATERIALS AND TECHNOLOGIES	FY 2023	FY 2022	Change
Sales	11,506	10,727	7%
Organic[1] Growth			7%
Segment Profit	2,549	2,354	8%
Segment Margin	22.2%	21.9%	30 bps
	4Q 2023	4Q 2022
Sales	3,029	2,860	6%
Organic[1] Growth			4%
Segment Profit	728	628	16%
Segment Margin	24.0%	22.0%	200 bps
SAFETY AND PRODUCTIVITY SOLUTIONS	FY 2023	FY 2022	Change
Sales	5,489	6,907	(21)%
Organic[1] Growth			(20)%
Segment Profit	901	1,080	(17)%
Segment Margin	16.4%	15.6%	80 bps
	4Q 2023	4Q 2022
Sales	1,227	1,607	(24)%
Organic[1] Growth			(24)%
Segment Profit	212	325	(35)%
Segment Margin	17.3%	20.2%	-290 bps

1	See additional information at the end of this release regarding non-GAAP financial measures.
2
Segment margin and adjusted EPS are non-GAAP financial measures. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment margin or adjusted EPS. We therefore, do not present a guidance range, or a reconciliation to, the nearest GAAP financial measures of operating margin or EPS.

3
Adjusted EPS and adjusted EPS V% guidance excludes items identified in the non-GAAP reconciliation of adjusted EPS at the end of this release, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.

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Honeywell Q4’23 Results - 6

Honeywell (www.honeywell.com) delivers industry specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help everything from aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.

We describe many of the trends and other factors that drive our business and future results in this release. Such discussions contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements are those that address activities, events, or developments that management intends, expects, projects, believes, or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments, and other relevant factors, many of which are difficult to predict and outside of our control. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to material risks and uncertainties, including ongoing macroeconomic and geopolitical risks, such as lower GDP growth or recession, capital markets volatility, inflation, and certain regional conflicts, that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. These forward-looking statements should be considered in light of the information included in this release, our Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking plans described herein are not final and may be modified or abandoned at any time.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis;
•Segment profit margin, on an overall Honeywell basis;
•Organic sales growth;
•Free cash flow;
•Free cash flow margin;
•Adjusted earnings per share; and
•Adjusted earnings per share excluding pension headwind.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

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Honeywell Q4’23 Results - 7

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Product sales	$6,728	$6,556	$25,773	$25,960
Service sales	2,712	2,630	10,889	9,506
Net sales	9,440	9,186	36,662	35,466
Costs, expenses and other
Cost of products sold[1]	4,686	4,281	16,977	16,955
Cost of services sold[1]	1,515	1,488	6,018	5,392
	6,201	5,769	22,995	22,347
Research and development expenses	360	355	1,456	1,478
Selling, general and administrative expenses[1]	1,296	1,249	5,127	5,214
Other (income) expense	(125)	480	(840)	(366)
Interest and other financial charges	202	144	765	414
	7,934	7,997	29,503	29,087
Income before taxes	1,506	1,189	7,159	6,379
Tax expense	258	168	1,487	1,412
Net income	1,248	1,021	5,672	4,967
Less: Net income attributable to the noncontrolling interest	(15)	2	14	1
Net income attributable to Honeywell	$1,263	$1,019	$5,658	$4,966
Earnings per share of common stock - basic	$1.92	$1.52	$8.53	$7.33
Earnings per share of common stock - assuming dilution	$1.91	$1.51	$8.47	$7.27
Weighted average number of shares outstanding - basic	656.5	670.6	663.0	677.1
Weighted average number of shares outstanding - assuming dilution	660.9	676.5	668.2	683.1

1
Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.

Honeywell Q4’23 Results - 8

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2023	2022	2023	2022
Aerospace	$3,673	$3,204	$13,624	$11,827
Honeywell Building Technologies	1,504	1,514	6,031	6,000
Performance Materials and Technologies	3,029	2,860	11,506	10,727
Safety and Productivity Solutions	1,227	1,607	5,489	6,907
Corporate and all other	7	1	12	5
Total	$9,440	$9,186	$36,662	$35,466

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended December 31,		Twelve Months Ended December 31,
Segment Profit	2023	2022	2023	2022
Aerospace	$1,027	$890	$3,741	$3,228
Honeywell Building Technologies	359	375	1,505	1,439
Performance Materials and Technologies	728	628	2,549	2,354
Safety and Productivity Solutions	212	325	901	1,080
Corporate and all other	(103)	(114)	(392)	(412)
Total segment profit	2,223	2,104	8,304	7,689
Interest and other financial charges	(202)	(144)	(765)	(414)
Interest income	80	61	321	138
Stock compensation expense[1]	(54)	(25)	(202)	(188)
Pension ongoing income[2]	137	245	528	993
Pension mark-to-market expense	(153)	(523)	(153)	(523)
Other postretirement income[2]	10	11	29	41
Repositioning and other charges[3,4]	(529)	(552)	(860)	(1,266)
Other income (expense)[5]	(6)	12	(43)	(91)
Income before taxes	$1,506	$1,189	$7,159	$6,379

1	Amounts included in Selling, general and administrative expenses.
2
Amounts included in Cost of products and services sold (service cost component), Selling, general and administrative expenses (service cost component), Research and development expenses (service cost component) and Other (income) expense (non-service cost component).

3	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other income/expense.
4	Includes repositioning, asbestos, and environmental expenses.
5	Amounts include the other components of Other income/expense not included within other categories in this reconciliation. Equity income (loss) of affiliated companies is included in segment profit.

Honeywell Q4’23 Results - 9

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$7,925	$9,627
Short-term investments	170	483
Accounts receivable—net	7,530	7,440
Inventories	6,178	5,538
Other current assets	1,699	1,894
Total current assets	23,502	24,982
Investments and long-term receivables	939	945
Property, plant and equipment—net	5,660	5,471
Goodwill	18,049	17,497
Other intangible assets—net	3,231	3,222
Insurance recoveries for asbestos related liabilities	170	224
Deferred income taxes	392	421
Other assets	9,582	9,513
Total assets	$61,525	$62,275
LIABILITIES
Current liabilities:
Accounts payable	$6,849	$6,329
Commercial paper and other short-term borrowings	2,085	2,717
Current maturities of long-term debt	1,796	1,730
Accrued liabilities	7,809	9,162
Total current liabilities	18,539	19,938
Long-term debt	16,562	15,123
Deferred income taxes	2,094	2,093
Postretirement benefit obligations other than pensions	134	146
Asbestos related liabilities	1,490	1,180
Other liabilities	6,265	6,469
Redeemable noncontrolling interest	7	7
Shareowners’ equity	16,434	17,319
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$61,525	$62,275

Honeywell Q4’23 Results - 10

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Cash flows from operating activities
Net income	$1,248	$1,021	$5,672	$4,967
Less: Net income attributable to noncontrolling interest	(15)	2	14	1
Net income attributable to Honeywell	1,263	1,019	5,658	4,966
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities
Depreciation	166	163	659	657
Amortization	135	136	517	547
Gain on sale of non-strategic businesses and assets	(5)	(12)	(5)	(22)
Repositioning and other charges	529	552	860	1,266
Net payments for repositioning and other charges	(136)	(196)	(459)	(512)
NARCO Buyout payment	—	—	(1,325)	—
Pension and other postretirement income	4	268	(406)	(510)
Pension and other postretirement benefit payments	(13)	(9)	(38)	(23)
Stock compensation expense	54	25	202	188
Deferred income taxes	(15)	(388)	153	(180)
Other	(283)	(558)	(837)	(358)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures
Accounts receivable	302	(79)	(42)	(739)
Inventories	(178)	(50)	(626)	(440)
Other current assets	(124)	107	17	232
Accounts payable	422	210	518	(155)
Accrued liabilities	834	1,178	494	357
Net cash provided by operating activities	2,955	2,366	5,340	5,274
Cash flows from investing activities
Capital expenditures	(364)	(241)	(1,039)	(766)
Proceeds from disposals of property, plant and equipment	22	18	43	29
Increase in investments	(156)	(377)	(560)	(1,211)
Decrease in investments	163	371	971	1,255
Receipts from Garrett Motion Inc.	—	—	—	409
Receipts (payments) from settlements of derivative contracts	(206)	(404)	6	369
Cash paid for acquisitions, net of cash acquired	(2)	—	(718)	(178)
Proceeds from sales of businesses, net of fees paid	4	—	4	—
Net cash used for investing activities	(539)	(633)	(1,293)	(93)
Cash flows from financing activities
Proceeds from issuance of commercial paper and other short-term borrowings	2,264	2,351	12,991	7,661
Payments of commercial paper and other short-term borrowings	(2,179)	(3,123)	(13,663)	(8,447)
Proceeds from issuance of common stock	45	199	196	320
Proceeds from issuance of long-term debt	1	2,951	2,986	2,953
Payments of long-term debt	(321)	(32)	(1,731)	(1,850)
Repurchases of common stock	(1,528)	(1,373)	(3,715)	(4,200)
Cash dividends paid	(711)	(691)	(2,855)	(2,719)
Other	93	(3)	28	(48)
Net cash provided by (used for) financing activities	(2,336)	279	(5,763)	(6,330)
Effect of foreign exchange rate changes on cash and cash equivalents	75	166	14	(183)
Net increase (decrease) in cash and cash equivalents	155	2,178	(1,702)	(1,332)
Cash and cash equivalents at beginning of period	7,770	7,449	9,627	10,959
Cash and cash equivalents at end of period	$7,925	$9,627	$7,925	$9,627

Honeywell Q4’23 Results - 11

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.

Honeywell Q4’23 Results - 12

Honeywell International Inc.
Reconciliation of Organic Sales % Change
(Unaudited)

	Three Months Ended December 31, 2023	Year Ended December 31, 2023
Honeywell
Reported sales % change	3%	3%
Less: Foreign currency translation	1%	(1)%
Less: Acquisitions, divestitures and other, net	—%	—%
Organic sales % change	2%	4%

Aerospace
Reported sales % change	15%	15%
Less: Foreign currency translation	—%	—%
Less: Acquisitions, divestitures and other, net	—%	—%
Organic sales % change	15%	15%

Honeywell Building Technologies
Reported sales % change	(1)%	1%
Less: Foreign currency translation	—%	(1)%
Less: Acquisitions, divestitures and other, net	—%	—%
Organic sales % change	(1)%	2%

Performance Materials and Technologies
Reported sales % change	6%	7%
Less: Foreign currency translation	1%	(1)%
Less: Acquisitions, divestitures and other, net	1%	1%
Organic sales % change	4%	7%

Safety and Productivity Solutions
Reported sales % change	(24)%	(21)%
Less: Foreign currency translation	—%	(1)%
Less: Acquisitions, divestitures and other, net	—%	—%
Organic sales % change	(24)%	(20)%
We define organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.

Honeywell Q4’23 Results - 13

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit, Calculation of Operating Income and Segment Profit Margins
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Operating income	$1,583	$1,813	$7,084	$6,427
Stock compensation expense[1]	54	25	202	188
Repositioning, Other[2,3]	569	233	952	942
Pension and other postretirement service costs[3]	17	33	66	132
Segment profit	$2,223	$2,104	$8,304	$7,689

Operating income	$1,583	$1,813	$7,084	$6,427
÷ Net sales	$9,440	$9,186	$36,662	$35,466
Operating income margin %	16.8%	19.7%	19.3%	18.1%
Segment profit	$2,223	$2,104	$8,304	$7,689
÷ Net sales	$9,440	$9,186	$36,662	$35,466
Segment profit margin %	23.5%	22.9%	22.7%	21.7%

1	Included in Selling, general and administrative expenses.
2
Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the three months ended December 31, 2022, other charges include an expense of $7 million primarily related to a loss on the sale of inventory due to the initial suspension and wind down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, other charges include an expense of $250 million related to reserves against outstanding accounts receivables, contract assets, and inventory, as well as the write-down of other assets and employee severance related to the initial suspension and wind down of our businesses and operations in Russia. For the three and twelve months ended December 31, 2022, other charges include $9 million and $41 million, respectively, of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) relating to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.

3	Included in Cost of products and services sold and Selling, general and administrative expenses.
We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of operating income to segment profit, on an overall Honeywell basis, has not been provided for all forward-looking measures of segment profit and segment profit margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit, particularly pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of operating income to segment profit will be included within future filings.

Honeywell Q4’23 Results - 14

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share and Adjusted Earnings per Share Excluding
Pension Headwind
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022	2024E
Earnings per share of common stock - diluted[1]	$1.91	$1.51	$8.47	$7.27	$9.80 - $10.10
Pension mark-to-market expense[2]	0.19	0.65	0.19	0.64	No Forecast
Expense (benefit) related to UOP Matters[3]	—	(0.01)	—	0.07	—
Russian-related charges[4]	—	0.01	—	0.43	—
Gain on sale of Russian entities[5]	—	(0.02)	—	(0.03)	—
Net expense related to the NARCO Buyout and HWI Sale[6]	—	0.38	0.01	0.38	—
Adjustment to estimated future Bendix liability[7]	0.49	—	0.49	—	—
Adjusted earnings per share of common stock - diluted	$2.60	$2.52	$9.16	$8.76	$9.80 - 10.10
Pension headwind[8]	0.13	—	0.55	—	No Forecast
Adjusted earnings per share of common stock excluding Pension headwind - diluted	$2.73	$2.52	$9.71	$8.76	$9.80 - $10.10

1
For the three months ended December 31, 2023, and 2022, adjusted earnings per share utilizes weighted average shares of approximately 660.9 million and 676.5 million, respectively. For the twelve months ended December 31, 2023, and 2022, adjusted earnings per share utilizes weighted average shares of approximately 668.2 million and 683.1 million, respectively. For the twelve months ended December 31, 2024, expected earnings per share utilizes weighted average shares of approximately 656 million.

2	Pension mark-to-market expense uses a blended tax rate of 18%, net of tax expense of $27 million, for 2023 and a blended tax rate of 16%, net of tax expense of $83 million, for 2022.
3	For the three and twelve months ended December 31, 2022, the adjustments were a benefit of $5 million and expense of $45 million, respectively, without tax benefit, due to an expense related to UOP matters.
4
For the three and twelve months ended December 31, 2023, the adjustments were benefits of $2 million and $3 million, respectively, without tax expense. For the three months ended December 31, 2022, the adjustment was $4 million, without tax benefit, to exclude expenses primarily related to a loss on the sale of inventory offset by favorable foreign exchange revaluation on an intercompany loan with a Russian affiliate related to the initial suspension and wind down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, the adjustment was $297 million, without tax benefit, to exclude charges and the accrual of reserves related to outstanding accounts receivable, contract assets, impairment of intangible assets, foreign exchange revaluation, inventory reserves, the write-down of other assets, impairment of property, plant and equipment, employee severance, and called guarantees related to the initial suspension and wind down of our businesses and operations in Russia.

5	For the three and twelve months ended December 31, 2022, the adjustments were $12 million and $22 million, respectively, without tax expense, due to the gain on sale of Russian entities.
6	For the twelve months ended December 31, 2023, the adjustment was $8 million, net of tax benefit of $3 million, due to the net expense related to the NARCO Buyout and HWI Sale. For the three and twelve months ended December 31, 2022, the adjustment was $260 million, net of tax benefit of $82 million, due to the net expense related to the NARCO Buyout and HWI Sale.
7	Bendix Friction Materials (“Bendix”) is a business no longer owned by the Company. In 2023, the Company changed its valuation methodology for calculating legacy Bendix liabilities. For the three and twelve months ended December 31, 2023, the adjustment was $330 million, net of tax benefit of $104 million (or $434 million pre-tax) due to a change in the estimated liability for resolution of asserted (claims filed as of the financial statement date) and unasserted Bendix-related asbestos claims. The Company experienced fluctuations in average resolution values year-over-year in each of the past five years with no well-established trends in either direction. In 2023, the Company observed two consecutive years of increasing average resolution values (2023 and 2022), with more volatility in the earlier years of the five-year period (2019 through 2021). Based on these observations, the Company, during its annual review in the fourth quarter of 2023, reevaluated its valuation methodology and elected to give more weight to the two most recent years by shortening the look-back period from five years to two years (2023 and 2022). The Company believes that the average resolution values in the last two consecutive years are likely more representative of expected resolution values in future periods. The $434 million pre-tax amount is attributable primarily to shortening the look-back period to the two most recent years, and to a lesser extent to increasing expected resolution values for a subset of asserted claims to adjust for higher claim values in that subset than in the modelled two-year data set. It is not possible to predict whether such resolution values will increase, decrease, or stabilize in the future, given recent litigation trends within the tort system and the inherent uncertainty in predicting the outcome of such trends. The Company will continue to monitor Bendix claim resolution values and other trends within the tort system to assess the appropriate look-back period for determining average resolution values going forward.
8	For the three and twelve months ended December 31, 2023, the adjustments were the decline of $91 million and $378 million, of pension ongoing and other postretirement income between 2022 and 2023, net of tax expense of $18 million and $99 million, respectively.
Note: Amounts may not foot due to rounding
We define adjusted earnings per share as diluted earnings per share adjusted to exclude various charges as listed above. We define adjusted earnings per share excluding pension headwind as adjusted earnings per share adjusted for an actual decline of pension ongoing and other postretirement income between the comparative periods in 2022 and 2023. We believe adjusted earnings per share and adjusted earnings per share excluding pension headwind are measures that are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward-looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. We therefore do not include an estimate for the pension mark-to-market expense. Based on economic and industry conditions, future developments, and other relevant factors, these assumptions are subject to change.

Honeywell Q4’23 Results - 15

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Calculation of Free Cash Flow Margin (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Cash provided by operating activities	$2,955	$2,366	$5,340	$5,274
Capital expenditures	(364)	(241)	(1,039)	(766)
Garrett cash receipts	—	—	—	409
Free cash flow	2,591	2,125	4,301	4,917
Cash provided by operating activities	$2,955	$2,366	$5,340	$5,274
÷ Net sales	$9,440	$9,186	$36,662	$35,466
Operating cash flow margin %	31.3%	25.8%	14.6%	14.9%
Free cash flow	$2,591	$2,125	$4,301	$4,917
÷ Net sales	$9,440	$9,186	$36,662	$35,466
Free cash flow margin %	27.4%	23.1%	11.7%	13.9%
We define free cash flow as cash provided by operating activities less cash for capital expenditures plus cash receipts from Garrett. We define free cash flow margin as free cash flow divided by net sales.
We believe that free cash flow and free cash flow margin are non-GAAP measures that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These measures can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

Honeywell Q4’23 Results - 16

Honeywell International Inc.
Reconciliation of Expected Cash Provided by Operating Activities to Expected Free Cash Flow
(Unaudited)

Twelve Months Ended December 31, 2024(E) ($B)
Cash provided by operating activities	~$6.7 - $7.1
Capital expenditures	~(1.1)
Garrett cash receipts	—
Free cash flow	~$5.6 - $6.0
We define free cash flow as cash provided by operating activities less cash for capital expenditures plus anticipated cash receipts from Garrett.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.